UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2021

Certara, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39799	82-2180925
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Overlook Center Suite 101 Princeton, New Jersey		08540
(Address of principal executive offices)		(Zip Code)

(609) 716-7900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CERT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Third Amendment to the Credit Agreement

On June 17, 2021 (the “Closing Date”), Certara USA, Inc. (the “Co-Borrower”), an indirect subsidiary of Certara, Inc., Certara Holdings, Inc., Certara Holdco, Inc. (the “Parent Borrower” and, together with the Co-Borrower, the “Borrowers”), Certara Intermediate, Inc. (“Holdings”) and certain other wholly-owned subsidiaries of the Borrowers entered into a Third Amendment (the “Amendment”) with the financial institutions party thereto and Bank of America, N.A., as administrative agent for the Lenders (as defined below) and collateral agent for the secured parties thereunder to the credit agreement (as amended by the First Amendment thereto, dated as of January 24, 2018, the Second Amendment thereto, dated as of April 3, 2018 and as further amended by the Amendment, the “Credit Agreement”), dated August 15, 2017, among the Borrowers, Holdings, Certara Holdings, Inc. (f/k/a EQT Avatar Holdings, Inc.) and certain wholly-owned subsidiaries of the Borrowers, the financial institutions from time to time party thereto (including the financial institutions party to the Amendment, the “Lenders”), the issuing banks named therein and Bank of America, N.A., as administrative agent for the Lenders and collateral agent for the secured parties thereunder (as successor in interest to Jefferies Finance LLC after giving effect to the Amendment). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement or Amendment, as applicable.

The Amendment provides for, among other things, (i) the extension of the termination date applicable to the Revolving Credit Commitments under the Credit Agreement to August 2025, (ii) the extension of the maturity date applicable to the Term Loans under the Credit Agreement to August 2026 and (iii) an increase of approximately $80,000,000 in commitments available under the Revolving Facility (resulting in an aggregate amount of commitments of $100,000,000). Such modifications were implemented through the establishment of a Revolving Commitment Increase (as defined in the Credit Agreement), a Replacement Revolving Facility (as defined in the Credit Agreement) and borrowings of Replacement Term Loans (as defined in the Credit Agreement), as applicable, under the Credit Agreement.

Borrowings under the Credit Agreement continue to bear interest at a rate per annum equal to either (i) the Eurocurrency rate, with a floor of 0.00%, as adjusted for the reserve percentage required under regulations issued by the Federal Reserve Board for determining maximum reserve requirements with respect to Eurocurrency funding, plus an applicable margin rate of 3.50% for the Replacement Term Loans and between 4.00% and 3.50% for revolving credit loans under the Revolving Facility, depending on the applicable first lien leverage ratio, (ii) an ABR, with a floor of 1.00%, plus an applicable margin rate of 2.50% for the Replacement Term Loans or between 3.00% and 2.50% for revolving credit loans under the Revolving Facility, depending on the applicable first lien leverage ratio. The ABR is determined as the greatest of (a) the prime rate, (b) the federal funds effective rate, plus 0.50% and (iii) the Eurocurrency rate plus 1.00%.

Additionally, we continue to be obligated to pay under the Revolving Facility (i) a commitment fee of between 0.50% and 0.25% per annum of the unused amount of the Revolving Facility, depending on the applicable first lien leverage ratio, (ii) customary letter of credit issuance and participation fees, and (iii) other customary fees and expenses of the letter of credit issuers.

The Replacement Term Loans were funded in full on the Closing Date and were applied by the Company to refinance the Existing Term Loans (as defined in the Amendment) previously outstanding under the Credit Agreement.

Except as otherwise described above, the Replacement Term Loans and Incremental Revolving Loans (as defined in the Credit Agreement) are subject to substantially similar terms currently relating to guarantees, collateral, mandatory prepayments and covenants that are applicable to the Company’s Revolving Facility and Term Loans under the Credit Agreement prior to giving effect to the Amendment.

The foregoing description of the Amendment and the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.01

Third Amendment (the “Amendment”), dated as of June 17, 2021, among Certara Holdings, Inc. (“Certara Holdings), Certara Holdco, Inc. (“Parent Borrower”), Certara USA, Inc. (“Co-Borrower” and together with the Parent Borrower, the “Borrowers”), Certara Intermediate, Inc. (“Holdings”), Bank of America, N.A. as administrative agent for the Lenders (as defined below) and collateral agent for the secured parties thereunder to the credit agreement, dated August 15, 2017, among the Company, Parent Borrower, Holdings, the Borrowers and the financial institutions from time to time party thereto (including the financial institutions party to the Amendment, the “Lenders”), the issuing banks named therein and Bank of America, N.A., as administrative agent for the Lenders and collateral agent for the secured parties thereunder.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2021	CERTARA, INC.
(Registrant)
	By:	/s/ Richard M. Traynor
Richard M. Traynor
Senior Vice President and General Counsel